UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 5, 2007 (October 4, 2007)

Date of Report (Date of Earliest Event Reported)

BAUSCH & LOMB INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-4105	16-0345235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bausch & Lomb Place

Rochester, New York 14604-2701

(Address of Principal Executive Offices, Including Zip Code)

(585) 338-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on October 3, 2007, Bausch & Lomb Incorporated (“Bausch & Lomb” or the “Company”) received tenders and consents representing a majority of each of its outstanding 6.95% Senior Notes due 2007, 5.90% Senior Notes due 2008, 6.56% Medium-Term Notes due 2026 and 7.125% Debentures due 2028 (collectively, the “Debt Securities”). As a result of the receipt of the requisite consents for each series of Debt Securities, the Company has entered into a supplemental indenture ("Supplemental Indenture No.10") incorporating the proposed amendments to the indentures governing the Debt Securities, which eliminate or make less restrictive substantially all of the restrictive covenants, as well as certain events of default and related provisions in the indentures governing the Debt Securities. A copy of Supplemental Indenture No. 10, dated October 4, 2007 is filed herewith as Exhibit 4.1.

Item 7.01. Regulation FD Disclosure.

Set forth below is a presentation of certain information relating to the Company, including information relating to the acquisition of the Company by affiliates of Warburg Pincus LLC:

DEFINITIONS

Unless otherwise noted or indicated by the context, in this current report on Form 8-K:

•	The terms ‘‘Bausch & Lomb,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Bausch & Lomb Incorporated and its consolidated subsidiaries.
•	The term ‘‘Parent’’ refers to WP Prism Inc., a Delaware corporation and direct parent of Merger Sub, which is wholly owned by affiliates of the Sponsor and the co-investors.
•	The term ‘‘Merger Sub’’ refers to WP Prism Merger Sub Inc., a New York corporation and wholly owned subsidiary of Parent.
•	The term ‘‘Merger’’ refers to the merger of Merger Sub with and into Bausch & Lomb Incorporated, with Bausch & Lomb Incorporated continuing as the surviving corporation after the merger.
•	The term ‘‘Transactions’’ refers to the Merger and related financing transactions, each as described under ‘‘The Transactions.’’
•

The terms ‘‘Sponsor’’ and ‘‘Warburg Pincus’’ refer to the investment funds affiliated with Warburg Pincus Private Equity IX, L.P., which, together with its co-investors, has committed to provide the equity investment to fund a portion of the Transactions.

•	The term ‘‘closing date’’ refers to the date of the closing of the Merger.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. When used in this discussion, the words ‘‘anticipate,’’ ‘‘appears,’’ ‘‘foresee,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘estimate,’’ ‘‘project,’’ ‘‘will,’’ ‘‘are likely’’ and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this current report on Form 8-K are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of our future performance, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements are subject to risks and uncertainties including, without limitation:

•	our inability to achieve our various marketing and selling objectives or to manage expenses;
•	our inability to recoup lost lens care market share following the MoistureLoc recall;
•	the amount of costs, fees, expenses and charges related to the MoistureLoc recall and related litigation;
•	changes in market acceptance of products offered by us or the industry following recalls or other regulatory actions;
•	changes in the competitive landscape;
•

general global and local economic, political and sociological conditions including, without limitation, periods of localized disease outbreak and the effect on economic, commercial, social and political systems caused by natural disasters (such as, without limitation, earthquakes, hurricanes/typhoons, tornadoes and tsunamis) and changes in such conditions;

•	the impact of competition, seasonality and general economic conditions in the global lens and lens care, ophthalmic cataract and refractive and pharmaceutical markets where our businesses compete;
•	effects of war or terrorism;
•	changing currency exchange rates;
•	the general political climate existing between and within countries throughout the world;
•	events affecting our ability to timely deliver our products to customers, including those which affect our carriers’ ability to perform delivery services;
•	changing trends in practitioner and consumer preferences and tastes;
•	changes in technology and medical developments relating to the use of our products;
•	competitive conditions, including entries into our lines of business by new or existing competitors, some of whom may possess resources equal to or greater than our own;
•	the impact of product performance or failure on our other products and lines of business;
•	success of our compliance initiatives to detect and prevent violations of law or regulations;
•	the results of pending or future investigations by us of our alleged failure to comply with applicable laws or regulations;
•

legal proceedings initiated by or against us, including those related to securities and corporate governance matters, products and product liability, tax matters, commercial transactions, patents and other intellectual property, whether in the United States or elsewhere throughout the world;

•	the impact of our performance on our financing costs;
•	enactment of new legislation or regulations or changes in application or interpretation of existing legislation or regulations that affect us;
•	changes in government regulation of our products and operations;

•	our compliance with, and changes in governmental laws and regulations relating to the import and export of products;
•	government pricing changes and initiatives with respect to healthcare products in the United States and throughout the world;
•	changes in private and regulatory schemes providing for the reimbursement of patient medical expenses;
•	changes in our credit ratings or the cost of access to sources of liquidity;
•	our ability to maintain positive relationships with third-party financing sources;
•	the financial well-being and commercial success of key customers, development partners and suppliers;
•	changes in the availability of and other aspects surrounding the supply of raw materials used in the manufacture of our products;
•	the performance by third parties upon whom we rely for the provision of goods or services;
•	changes in tax rates or policies or in rates of inflation;
•	the uncertainty surrounding the future realization of deferred tax assets;
•	changes in accounting principles and the application of such principles to us;
•	our ability to successfully execute marketing strategies;
•	our ability to secure and maintain intellectual property protections, including patent rights, with respect to key technologies in the United States and throughout the world;
•	our ability to secure and maintain copyright protections relative to our customer-valued names, trademarks, trade names and other designations in the United States and throughout the world;
•	the extent to which our investment in research and development yields innovative, commercial, marketable technological developments;
•	difficulties or delays in the development, laboratory and clinical testing, regulatory approval, manufacturing, release or marketing of products;
•	the successful completion and integration of our acquisitions;
•	the successful relocation of certain manufacturing processes;
•	our implementation of changes in internal controls;
•

the occurrence of any material weakness or significant deficiency in our internal controls over financial reporting, which could result in a material misstatement of our financial statements, and our ability to correct any such weakness;

•	our success in continuing to introduce and implement our enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting;

•	the effect of changes within our organization, including the selection and development of our management team;
•	the effects on us of incurring a substantial amount of indebtedness under our new senior secured credit facilities and new unsecured indebtedness;
•	the effects on us of complying with the covenants contained in our new senior secured credit facilities and our new unsecured indebtedness;
•

restrictions that the terms and conditions of our new senior secured credit facilities or our new unsecured indebtedness may place on our ability may place on our ability to respond to changes in our business or to take certain actions;

•	the effects on us and our business as a result of uncertainty surrounding the Merger, including our ability to retain employees; and
•	the outcome of legal proceedings instituted against us and others that have been or may be instituted following announcement of the Merger Agreement.

We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this current report on Form 8-K or to reflect the occurrence of unanticipated events.

RECENT DEVELOPMENTS

Intellectual Property. As of September 27, 2007, our intellectual property portfolio included approximately 550 U.S. patents and 1,500 foreign patent equivalents, and we had approximately 1,600 patents pending worldwide.

Product Liability Lawsuits. As of October 3, 2007, we have been served or are aware that we have been named as a defendant in approximately 555 product liability lawsuits pending in various federal and state courts as well as certain other non-U.S. jurisdictions. These include 530 individual actions filed on behalf of individuals who claim they suffered personal injury as a result of using a ReNu solution, and a federally filed consolidated class action. We moved to dismiss the consolidated class actions and are now awaiting a decision by the Federal District Court for the District of South Carolina. On August 14, 2006, the Judicial Panel on Multidistrict Litigation (JPML) created a coordinated proceeding and transferred an initial set of MoistureLoc product liability lawsuits to the Federal District Court for the District of South Carolina. As of October 3, 2007, 206 of the 219 cases filed in federal courts have been transferred to the JPML. On January 2, 2007, the New York State Litigation Coordinating Panel ordered the consolidation of cases filed in New York State, and assigned the coordination responsibilities to the Supreme Court of the State of New York, New York County before Hon. Helen Freedman. As of October 3, 2007, 298 of the 332 cases filed in state courts have been filed in the New York Consolidated Proceeding.

These cases and claims involve complex legal and factual questions relating to causation, scientific evidence, actual damages and other matters. Litigation of this type is also inherently unpredictable, particularly given that these matters are at an early stage, there are many claimants and many of the claimants seek unspecified damages. Accordingly, it is not possible at this time to predict the outcome of these matters or to reasonably estimate a range of possible loss. At this time, we have not recorded any provisions for potential liability in these matters, except in connection with a small number of claims. While we intend to vigorously defend these matters, we could in future periods incur judgments or enter into settlements that individually or in the aggregate could have a material adverse effect on our results of operations and financial condition in any such period.

Material Tax Litigation. On May 12, 2006, we received a Notice of Final Partnership Administrative Adjustment from the Internal Revenue Service relating to partnership tax periods ended June 4, 1999 and December 25, 1999, for Wilmington Partners L.P. (Wilmington), a partnership formed in 1993 in which the majority of partnership interests are held by certain of our subsidiaries. The Final Partnership Administrative Adjustment (FPAA) proposes adjustments increasing the ordinary income reported by Wilmington for its December 25, 1999 tax year by a total of $10 million, and increasing a long-term capital gain reported by Wilmington for that tax year by $190 million. The FPAA also proposes a $550 million negative adjustment to Wilmington’s basis in a financial asset contributed to it by one of its partners in 1993; this adjustment would also affect the basis of that partner—one of our subsidiaries—in its partnership interest in Wilmington. The asserted adjustments could, if sustained in full, increase the tax liabilities of the partnership’s partners for the associated tax periods by more than $200 million, plus penalties and interest. We have not made any financial provision for the asserted additional taxes, penalties or interest as we believe the asserted adjustments are not probable and estimable.

Since 1999, our consolidated financial statements have included a deferred tax liability relating to the partnership. As of December 30, 2006, this deferred tax liability equaled $158 million. This deferred tax liability is currently reducing net deferred tax assets for which a valuation allowance exists as of December 30, 2006.

On August 7, 2006, we filed a petition with the U.S. Tax Court to challenge the asserted adjustments in the FPAA. The Internal Revenue Service’s answer was filed on October 4, 2006. On May 30, 2007, the Tax Court denied our motion to strike portions of the answer. Thereafter, on June 14, 2007, we filed our reply.

On July 27, 2007, we filed with the Tax Court a Motion for Summary Judgment, asking the court to rule as a matter of law, following the recent Tax Court opinion in Bakersfield Energy Partners, L.P., that the Internal Revenue Service is time-barred from assessing any tax or penalty against us for 1998, 1999 or 2000 which is attributable to adjustments to partnership items in the partnership’s tax year ended December 25, 1999, which we refer to as the “1999-2 Partnership Tax Year.” The effect of that motion, if granted, would be to preclude the Internal Revenue Service from assessing any tax, penalties, or interest in those years arising from the additional $10 million in ordinary income and $190 million in long-term capital gain, asserted in the FPAA issued to Wilmington for the 1999-2 Partnership Tax Year.

Also, on June 21, 2007, we received a Notice of Deficiency from the Internal Revenue Service, asserting against us, directly and as a corporate taxpayer, deficiencies in tax for our 1998, 1999, 2000 and 2001 tax years, plus penalties and interest. The proposed deficiencies arise from a $550 million negative adjustment to the basis of our subsidiary in a partnership interest in Wilmington that the subsidiary sold in 1999, which has the effect of replacing a long-term capital loss of $348 million claimed by us for 1999 with a long-term capital gain of $139 million. This basis adjustment is related to the negative basis adjustment asserted against Wilmington in the FPAA, which is one of the subjects of the Tax Court Petition described above. On September 14, 2007 we filed a Petition with the Tax Court challenging this Notice of Deficiency. The Notice of Deficiency raises no new substantive issues and does not alter our evaluation of the substantive merits of the assertions made by the Internal Revenue Service.

We continue to believe that we have numerous substantive and procedural tax law arguments to dispute the adjustments. Tax, penalties and interest cannot be assessed until a Tax Court determination is made, and an assessment, if any, would likely not be made until some time after the end of 2007. While we intend to vigorously defend against the asserted adjustments, our failure to succeed in such a defense could significantly increase the liability of the partnership’s partners for taxes, plus interest and penalties, which in turn would have a material adverse effect on our financial results and cash flows.

Management. Effective October 4, 2007, the Company named Dipankar Bhattacharjee corporate vice president and president - Asia Pacific Region. Mr. Bhattacharjee, 46, was most recently vice president - commercial operations, Asia Pacific. Prior to that, he was vice president of commercial operations for Greece, Italy, South Africa and Turkey, and head of distributor operations for the Europe, Middle East and Africa Region. Mr. Bhattacharjee has entered into a change of control agreement with the Company, with terms similar to those held by Messrs. Jones, Moore, Dr. Levy, Dr. Phillips and Dr. Tung, which have been disclosed in previous filings with the Securities and Exchange Commission.

Effective October 4, 2007, the Company named Dwain L. Hahs senior vice president of the Company. Prior to that, Mr. Hahs, 55, was Senior Vice President and President Asia Region since May 2006 and Senior Vice President, Global Operations and Engineering from 2000 to 2006.

THE TRANSACTIONS

On May 16, 2007, we entered into the Merger Agreement with Parent and Merger Sub.

The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. In the Merger, each outstanding share of our common stock and Class B stock, other than any dissenting shares, shares held by Parent, Merger Sub, the Company or any of their respective subsidiaries and treasury shares, will be cancelled and converted into the right to receive $65.00 in cash, without interest, less any applicable withholding taxes. Our shareholders approved the Merger on September 21, 2007. The Merger Agreement and the transactions contemplated thereby are described in more detail in the Company’s definitive proxy statement previously filed with the Securities and Exchange Commission and any description of the Merger Agreement herein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which has been previously filed with the Securities and Exchange Commission.

It is estimated that the total amount of funds necessary to consummate the Merger and the related transactions (including payment of the aggregate Merger consideration and related expenses, as well as the repayment of certain existing indebtedness of the Company, including through the debt tender offers and consent solicitation with respect to the Company’s outstanding notes described below), will be approximately $4,281.7 million, which is expected to be funded by the following:

•

equity financing from Warburg Pincus Private Equity IX, L.P., as well as other equity co-investors. Certain members of current management may also participate in the equity ownership following the completion of the Transactions, but discussions about such arrangements have not resulted in any agreements at this time;

•	the incurrence of our new unsecured indebtedness; and
•	borrowings under our new senior secured credit facilities.

On September 19, 2007, we commenced tender offers to purchase, for cash, all of the outstanding (a) $0.4 million aggregate principal amount of our 6.56% medium-term notes due 2026, (b) $66.4 million aggregate principal amount of our 7.125% debentures due 2028, (c) $133.2 million aggregate principal amount of our 6.95% senior notes due 2007, (d) $50 million aggregate principal amount of our 5.90% senior notes due 2008, (e) $4.1 million aggregate principal amount of our floating rate convertible senior notes due 2023 and (f) $155.9 million aggregate principal amount of our 2004 senior convertible securities due 2023. The tender offers are conditioned upon, among other things, the satisfactory completion of the Merger and the related financing transactions.

As of the date of this current report on Form 8-K, Warburg Pincus owns (and, at the time of the Merger, Warburg Pincus will own) substantially all of the voting equity interests in Parent. The closing of the Merger is expected to occur simultaneously with:

•	the closing of our new unsecured indebtedness;
•	the closing of our new senior secured credit facilities;
•	the expiration of the tender offers described above;
•	the termination of our existing senior unsecured revolving credit facility; and
•	the closing of the equity financing described above.

The closing of the Merger is not conditioned upon consummation of the financing described above.

In connection with the Transactions, we will incur significant indebtedness and will be highly leveraged. Subsequent to the Transactions, our interest expense and non-cash depreciation and amortization charges will significantly increase. In addition, the Transactions will be accounted for using purchase accounting, whereby the purchase price paid to effect the Transactions will be allocated to state the acquired assets and liabilities at fair value. The purchase accounting adjustments are expected to increase the carrying value of our property and equipment, among other things. As a result, our financial statements subsequent to the Transactions will not be comparable to our historical financial statements.

PRO FORMA CORPORATE STRUCTURE

The following simplified chart summarizes the Company’s corporate structure after giving effect to the Transactions:

(1)           Parent and the Guarantors will provide unsecured guarantees of our new unsecured indebtedness as well as secured guarantees of and pledge of indebtedness under our new senior secured credit facilities.

(2)           Parent, Bausch & Lomb Incorporated, the Guarantors and the certain subsidiaries of Bausch & Lomb B.V. will provide secured guarantees of the euro-denominated $575 million-equivalent term loan facility of Bausch & Lomb B.V.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We prepared the following unaudited pro forma condensed financial information by applying pro forma adjustments to illustrate the effects of the Transactions (including the preliminary application of purchase accounting) to our historical audited and unaudited financial statements.

The unaudited pro forma condensed financial information gives effect to the Transactions as if they occurred on January 1, 2006 for purposes of the condensed consolidated statements of operations and on June 30, 2007 for purposes of the condensed consolidated balance sheet.

Article 11 of Regulation S-X generally does not allow presentation of statement of operations data for periods that do not conform to the historical periods of the related reporting entity; however, we have presented statement of operations data for the twelve month period ended June 30, 2007 because we believe it provides meaningful additional information.

We based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions, and will be revised as additional information becomes available. The actual adjustments to our audited consolidated financial statements upon the closing of the Transactions will depend upon a number of factors, including additional information available and our net assets at the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The Merger will be accounted for using purchase accounting. Under the purchase method of accounting, the total consideration paid is allocated to the Company’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Transactions. As of the date of this current report on Form 8-K, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. In presenting the pro forma financial information, we have allocated the total estimated purchase price, calculated as described in the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, to the assets acquired and liabilities assumed based on preliminary estimates of fair values. A final determination of these fair values will reflect our consideration of valuations prepared by third-party appraisers. These final valuations will be based on the actual tangible and intangible assets that exist as of the closing date of the Transactions. Any final adjustment will change the allocation of purchase price, which could affect the fair values assigned to the assets and liabilities and could result in changes to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

We are providing the unaudited pro forma condensed consolidated financial statements for informational purposes only. The unaudited pro forma condensed financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates assumed, nor do they purport to project our results of operations or financial condition for any future period or as of any future date.

Unaudited Pro Forma Condensed Balance Sheet

June 30, 2007

(in millions)

	Historical	Adjustments for the Transactions		Pro Forma
Assets
Cash and cash equivalents	$547.7	$(386.7)	(A)	$161.0
Trade receivables, net	488.6	—		488.6
Inventories, net	251.2	238.8	(B)	490.0
Other current assets	164.2	—		164.2
Deferred income taxes	57.4	(0.7)	(B)	56.7
Total Current Assets	1,509.1	(148.6)		1,360.5
Property, Plant and Equipment, net	619.3	230.7	(B)	850.0
Goodwill	857.1	(857.1)	(B)	1,662.6
		1,662.6	(B)
Other Intangibles, net	266.3	(266.3)	(B)	1,716.0
		1,716.0	(B)
Other Long-Term Assets	113.6	(2.5)	(B)	111.1
Debt Issuance Costs	—	73.8	(C)	73.8
Deferred Income Taxes	15.8	136.5	(B)	152.3
Total Assets	$3,381.2	$2,545.1		$5,926.3
Liabilities and Shareholders’ Equity
Notes payable	$0.2	$—		$0.2
Current portion of existing long-term debt	133.9	(133.9)	(D)	—
Current portion of new long-term debt	—	16.8	(E)	16.8
Accounts payable	82.8	—		82.8
Accrued liabilities	518.9	(10.2)	(F)	508.7
Federal, state and foreign income taxes payable	66.6	—		66.6
Deferred income taxes	0.5	47.5	(B)	48.0
Total Current Liabilities	802.9	(79.8)		723.1
Existing Long-Term Debt, less current portion	696.5	(651.2)	(D)	45.3
New Long-Term Debt, less current portion	—	2,408.2	(E)	2,408.2
Other Long-Term Liabilities	182.5	(11.4)	(G)	171.1
Income Tax Liabilities	88.4	—		88.4
Deferred Income Taxes	125.0	642.8	(B)	767.8
Total Liabilities	1,895.3	2,308.6		4,203.9
Minority Interest	17.7	—		17.7
Total Shareholders’ Equity	1,468.2	236.5	(H)	1,704.7
Total Liabilities and Shareholders’ Equity	$3,381.2	$2,545.1		$5,926.3

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(Dollar Amounts in Millions except Per Share Amounts)

Note A.

Reflects the reduction in available cash and cash equivalents to fund a portion of the cash requirements to effect the Transactions. The amount of cash required at the actual closing date will differ from the amount used in our pro forma financial statements, and is currently projected to be approximately $400.

Note B.

These unaudited pro forma financial statements reflect our preliminary estimates of the purchase price allocation. Under the purchase method of accounting, the total consideration paid is allocated to the Company’s tangible and intangible assets and liabilities based on their estimated fair values at the date of the Transactions. For purposes of the unaudited pro forma condensed balance sheet, we have allocated the purchase price based upon preliminary estimates of fair values of acquired assets and liabilities by independent third parties, as well as our experience with acquired businesses and their related valuations and purchase price allocations. The allocation is subject to revisions and finalization of the appraisal process. As the process progresses and additional information becomes available, such revisions could differ materially from those used in this pro forma presentation. Any increase to the purchase price allocated to property, plant and equipment and identifiable intangible assets will result in additional depreciation and amortization expense after the consummation of the Merger.

The preliminary allocation of the purchase price to the fair values of assets acquired and liabilities assumed is as follows:

Consideration paid to shareholders	$3,678.1	(1)
Direct acquisition costs	36.0	(2)
Total consideration	3,714.1
Historical shareholders’ equity	1,468.2
Less Bausch & Lomb transaction costs	(68.3)	(3)
Historical shareholders’ equity, adjusted	1,399.9
Adjustments to state acquired assets at fair value:
Increase carrying value of inventories	238.8	(4)
Increase carrying value of property, plant and equipment	230.7	(5)
Write-off historical goodwill	(857.1)
Write-off historical intangible assets	(266.3)
Record intangibles acquired	1,716.0	(6)
Adjust deferred income tax accounts	(554.5)	(7)
Record assets acquired related to in-process research and development	144.0	(8)
Net assets acquired at fair value	2,051.5
Excess purchase price recorded as goodwill	$1,662.6

(1)	The pro forma consideration payable as of June 30, 2007 was calculated as follows:

Common and Class B shares outstanding	55,444,582	(a)
Shares subject to stock options and other rights to receive stock	3,295,026	(b)
Restricted stock grants included above that will not accelerate	(65,000)	(a)
Total shares and rights to receive shares	58,674,608
Per share merger consideration	$65.00
	$3,813.9
Less: gross exercise price of stock options	(138.1)	(b)
Add: consideration for “look-back” rights on certain options	2.3	(c)
Total consideration payable	$3,678.1

(a)	Includes 244,002 unvested restricted stock grants, of which 179,002 vested upon shareholder approval of the Merger and 65,000 of which will not accelerate.

(b)	Comprised of 3,224,776 in-the-money stock options with a weighted average exercise price of $42.83 per share and 70,250 restricted stock units that vested upon shareholder approval of the Merger.

(c)

Represents additional consideration of $1.10 per share to be paid with respect to 2,107,890 stock options containing a “look-back” provision. A portion of the options awarded under the Company’s 1990 Stock Incentive Plan and 2003 Long-Term Incentive Plan have “look-back” rights which would entitle electing holders to surrender such options for a cash payment in an amount equal to (1) the difference between (a) the higher of $65.00 and the highest reported sales price of a share of Company common stock on the NYSE during the 60-day period prior to and ending upon the date of shareholder approval of the Merger (or, in the case of options awards under the Company’s 1990 Stock Incentive Plan, during the 60-day period prior to and ending on the effective date of the Merger) and (b) the exercise price per share of such option multiplied by (2) the number of shares underlying such option. The $1.10 per share represents the difference between the $65.00 consideration and $66.10, the highest reported selling price of Company shares in the 60 days preceding shareholder approval of the Merger.

(1)	The pro forma consideration payable as of June 30, 2007 was calculated as follows:

(2)	Reflects estimated fees and expenses directly associated with the Transactions, including legal, investment banking and other transaction costs and professional fees.

(3)	Represents estimated merger expenses and costs to terminate existing long-term debt that we will expense on or prior to the closing of the Transactions. The total is comprised of: $27.3 of investment banking and legal fees; $36.4 of change of control premiums related to the repayment of our existing convertible bonds due 2023; $2.1 of fees associated with the termination of an interest rate swap and the repayment of our existing notes due 2026; and a $2.5 non-cash charge to write-off previously recorded deferred financing costs on our existing debt, which is recorded in other long-term assets on our historical balance sheet. The change of control premiums on the convertible bonds were calculated by reference to the indenture applicable to those bonds as if the Transactions were consummated as of June 30, 2007. On September 19, 2007 we initiated tender offers for the convertible notes at a price which will result in total change of control premiums of approximately $34.6 million if all the notes are tendered.

(4)	Reflects the estimated fair value purchase accounting adjustment for inventories based on estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

(5)	Reflects estimated fair value purchase accounting adjustment for property, plant and equipment based on the preliminary valuation allocation.

(6)	The preliminary estimated values and useful lives for identifiable intangible assets are as follows:

	Estimated Useful Lives	Value	Pro Forma Annual Amortization
Bausch & Lomb tradename	Indefinite	$907.0	$—
Other tradenames	20 years	86.0	4.3
Technology and patents	14.5 years	526.0	36.3
Customer relationships	22-28 years	197.0	7.9
		$1,716.0	$48.5

Both goodwill and the Bausch & Lomb tradename, which is an indefinite-lived intangible asset, will not be amortized but will be evaluated for impairment at least annually.

(7)	In connection with the purchase accounting, deferred taxes are established for the differences between the book and tax bases of our assets (except goodwill) and our liabilities, after giving effect to purchase accounting adjustments. Amount reflects the estimated impact on deferred tax accounts resulting from the pro forma purchase accounting adjustments at estimated blended statutory rates of 38.3% in the U.S. and 31.7% in foreign jurisdictions. We currently have not provided for a tax benefit associated with the merger expenses to be incurred. Any such tax benefit will be determined after the closing date and recorded as part of the final purchase accounting. In addition, we have not provided deferred taxes that may result if the Company can no longer support its position that unremitted earnings of non-U.S. subsidiaries are indefinitely re-invested. The cumulative unremitted earnings of non-U.S. subsidiaries was $219.1 as of December 30, 2006. It is not practicable to estimate the amount of additional tax that might be payable on this undistributed foreign income.

(8)	Represents amounts assigned to tangible and intangible assets to be used in particular research and development projects that have not reached technological feasibility and that have no alternative future use. These amounts will be expensed immediately following the Merger, in accordance with purchase accounting rules. See also Note H.

Note C.

Reflects capitalized financing costs associated with the new debt expected to be incurred in connection with the Transactions, including commitment and financing fees which will be amortized over the life of the related debt. See also Note E.

Note D.

Represents repayment or repurchase of the following existing issues of debt in connection with the Transactions. Balances are presented as of June 30, 2007:

Notes due 2007	$133.2
Notes due 2008	50.0
Convertible bonds due 2023	160.0
Puttable notes due 2026	0.4
Debentures due 2028	66.5
Bank Term Loan due 2010	375.0
Principal outstanding at June 30, 2007	785.1
Current portion	(133.9)
Long-term portion	$651.2

We currently do not expect to refinance our outstanding Japanese unsecured term loan which had a carrying value of $45.3 at June 30, 2007.

Note E.

Represents expected new debt financing, the proceeds of which will be used to fund the Transactions, consisting of:

Senior secured term loans	$1,675.0
Senior cash-pay unsecured indebtedness	400.0
Senior toggle unsecured indebtedness	175.0
Senior subordinated unsecured indebtedness	175.0
$2,425.0

The senior secured term loans are expected to consist of a U.S. term loan in the amount of $1,100.0 and a European term loan denominated in euros in an amount approximately equivalent to $575.0, each of which is expected to have a seven and one-half year maturity and to amortize at one percent per annum, with the balance payable at maturity. Accordingly, $16.8 is reflected as current portion of long-term debt on the accompanying pro forma balance sheet.

In addition, at the closing date we expect to have a new $500.0 senior secured revolving credit facility with a six-year maturity, and a new $300.0 delayed draw term loan facility with a seven and one-half year maturity, both of which we expect to be undrawn at closing. Our existing $400.0 five-year syndicated revolving credit facility will terminate upon closing of the Transactions. There were no borrowings under our existing revolving credit agreement at June 30, 2007.

Note F.

Represents accrued interest payable on existing long-term debt to be repaid (see Note D above) and recorded in accrued liabilities on our June 30, 2007 historical balance sheet.

Note G.

Represents estimated amounts to pay obligations associated with certain of our existing deferred compensation and other post-retirement plans required upon a change of control as defined in the respective plan documents.

Note H.

Reflects the impact of the transactions on our shareholders’ equity:

	Value
New cash equity contribution	$1,856.7	(1)
Non-recurring charges:
In-process research and development	(144.0)	(2)
Merger expenses	(8.0)	(3)
Pro forma shareholders’ equity	$1,704.7
Historical shareholders’ equity	(1,468.2)
Pro forma adjustment to shareholders’ equity	$236.5

(1)           Represents new cash equity investments to be made by Affiliates of Warburg Pincus and other equity co-investors. Certain members of current management may also participate in the equity ownership following the completion of the Transactions, however discussions about such arrangements have not resulted in any agreements at this time and no estimate of any such management participation has been reflected in the pro forma financial statements.

(2)          See Note B above.

(3)           Represents fees associated with financing the Transactions that we will expense subsequent to the Merger closing date.

Unaudited Pro Forma Condensed Statement of Operations

Year Ended December 30, 2006

(in millions)

	Historical	Adjustments for the Transactions		Pro Forma
Net Sales	$2,292.4	$—		$2,292.4
Costs and Expenses (A)
Cost of products sold	1,004.5	27.8	(B)	1,028.4
		(3.9)	(C)
Selling, administrative and general	977.3	24.1	(B)	997.3
		(4.1)	(C)
Research and development	196.6	4.0	(B)	198.3
		(2.3)	(C)
	2,178.4	45.6		2,224.0
Operating Income	114.0	(45.6)		68.4
Other (Income) Expense
Interest and investment income	(31.3)	20.1	(D)	(11.2)
Interest expense	72.1	178.2	(E)	250.3
Foreign currency, net	5.7	—		5.7
	46.5	198.3		244.8
Income before Income Taxes and Minority Interest	67.5	(243.9)		(176.4)
Provision for income taxes	53.8	(119.4)	(F)	(65.6)
Minority interest in subsidiaries	(1.2)	—		(1.2)
Net Income (Loss)	$14.9	$(124.5)		$(109.6)

See Notes to Unaudited Pro Forma Condensed Statements of Operations

Unaudited Pro Forma Condensed Statement of Operations

Six Months Ended June 30, 2007

(in millions)

	Historical	Adjustments for the Transactions		Pro Forma
Net Sales	$1,228.4	$—		$1,228.4
Costs and Expenses(A)
Cost of products sold	521.3	11.0	(B)	531.1
		(1.2)	(C)
Selling, administrative and general	511.0	13.4	(B)	516.6
		(7.8)	(C)
Research and development	105.2	1.5	(B)	105.9
		(0.8)	(C)
	1,137.5	16.1		1,153.6
Operating Income	90.9	(16.1)		74.8
Other (Income) Expense
Interest and investment income	(18.7)	12.8	(D)	(5.9)
Interest expense	30.8	86.6	(E)	117.4
Foreign currency, net	2.2	—		2.2
	14.3	99.4		113.7
Income before Income Taxes and Minority Interest	76.6	(115.5)		(38.9)
Provision for income taxes	41.2	(59.9)	(F)	(18.7)
Minority interest in subsidiaries	1.9	—		1.9
Net Income (Loss)	$33.5	$(55.6)		$(22.1)

See Notes to Unaudited Pro Forma Condensed Statements of Operations

Unaudited Pro Forma Condensed Statement of Operations

Six Months Ended July 1, 2006

(in millions)

	Historical	Adjustments for the Transactions		Pro Forma
Net Sales	$1,117.5	$—		$1,117.5
Costs and Expenses(A)
Cost of products sold	488.6	13.9	(B)	500.6
		(1.9)	(C)
Selling, administrative and general	486.9	11.0	(B)	495.9
		(2.0)	(C)
Research and development	93.5	2.1	(B)	94.4
		(1.2)	(C)
	1,069.0	21.9		1,090.9
Operating Income	48.5	(21.9)		26.6
Other (Income) Expense
Interest and investment income	(15.5)	8.7	(D)	(6.8)
Interest expense	34.3	90.6	(E)	124.9
Foreign currency, net	3.2	—		3.2
	22.0	99.3		121.3
Income before Income Taxes and Minority Interest	26.5	(121.2)		(94.7)
Provision for income taxes	30.2	(65.3)	(F)	(35.1)
Minority interest in subsidiaries	(0.4)	—		(0.4)
Net Income (Loss)	$(3.3)	$(55.9)		$(59.2)

See Notes to Unaudited Pro Forma Condensed Statements of Operations

Unaudited Pro Forma Condensed Statement of Operations

Twelve Months Ended June 30, 2007

(in millions)

	Historical	Adjustments for the Transactions		Pro Forma
Net Sales	$2,403.3	$—		$2,403.3
Costs and Expenses(A)
Cost of products sold	1,037.2	24.9	(B)	1,058.9
		(3.2)	(C)
Selling, administrative and general	1,001.4	26.5	(B)	1,018.0
		(9.9)	(C)
Research and development	208.3	3.4	(B)	209.8
		(1.9)	(C)
	2,246.9	39.8		2,286.7
Operating Income	156.4	(39.8)		116.6
Other (Income) Expense
Interest and investment income	(34.5)	24.2	(D)	(10.3)
Interest expense	68.6	174.2	(E)	242.8
Foreign currency, net	4.7	—		4.7
	38.8	198.4		237.2
Income before Income Taxes and Minority Interest	117.6	(238.2)		(120.6)
Provision for income taxes	64.8	(114.0)	(F)	(49.2)
Minority interest in subsidiaries	1.1	—		1.1
Net Income (Loss)	$51.7	$(124.2)		$(72.5)

See Notes to Unaudited Pro Forma Condensed Statements of Operations

Notes to Unaudited Pro Forma Condensed Statements of Operations

(Dollar Amounts in Millions)

Note A.

The unaudited pro forma condensed statements of operations do not give recognition to the recording of (1) an estimated $144.0 in-process research and development charge or (2) an estimated non-cash charge for purchase accounting adjustments increasing the carrying value of inventories of $238.8 which will be recorded as cost of products sold over the first three to four months after the date of closing, based on months of inventory on hand at that time. Both of these charges are non-recurring in nature and would distort the presentation of ongoing pro forma results.

Note B.

Reflects the pro forma adjustment to depreciation and amortization expense resulting from recording our property, plant and equipment and identifiable intangible assets at fair value pursuant to the preliminary purchase price allocation (as described in Note B to the Unaudited Pro Forma Condensed Balance Sheet):

	Cost of Products Sold	Selling, Administrative and General	Research and Development
Twelve Months Ended December 30, 2006
Pro forma depreciation	$86.8	$39.2	$12.0
Historical depreciation	(59.0)	(33.5)	(8.0)
Pro forma amortization	—	48.5	—
Historical amortization	—	(30.1)	—
Pro forma adjustment	$27.8	$24.1	$4.0
Six Months Ended June 30, 2007
Pro forma depreciation	$43.4	$19.6	$6.0
Historical depreciation	(32.4)	(14.6)	(4.5)
Pro forma amortization	—	24.3	—
Historical amortization	—	(15.9)	—
Pro forma adjustment	$11.0	$13.4	$1.5
Six Months Ended July 1, 2006
Pro forma depreciation	$43.4	$19.6	$6.0
Historical depreciation	(29.5)	(17.7)	(3.9)
Pro forma amortization	—	24.3	—
Historical amortization	—	(15.2)	—
Pro forma adjustment	$13.9	$11.0	$2.1
Twelve Months Ended June 30, 2007
Pro forma depreciation	$86.8	$39.2	$12.0
Historical depreciation	(61.9)	(30.4)	(8.6)
Pro forma amortization	—	48.5	—
Historical amortization	—	(30.8)	—
Pro forma adjustment	$24.9	$26.5	$3.4

These unaudited pro forma condensed financial statements reflect our preliminary allocation of the purchase price to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented herein. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed consolidated statements of operations.

Note C.

To eliminate certain expenses in our historical financial statements for pro forma purposes as they are considered one-time in nature and/or not indicative of ongoing financial performance:

	Cost of Products Sold	Selling, Administrative and General	Research and Development
Twelve Months Ended December 30, 2006
Pension and postretirement benefits(1)	$(3.9)	$(4.1)	$(2.3)
Six Months Ended June 30, 2007
Pension and postretirement benefits(1)	$(1.2)	$(1.3)	$(0.8)
Costs incurred in contemplation of the Transactions(2)	—	(6.5)	—
Pro forma adjustment	$(1.2)	$(7.8)	$(0.8)
Six Months Ended July 1, 2006
Pension and postretirement benefits(1)	$(1.9)	$(2.0)	$(1.2)
Twelve Months Ended June 30, 2007
Pension and postretirement benefits(1)	$(3.2)	$(3.4)	$(1.9)
Costs incurred in contemplation of the Transactions(2)	—	(6.5)	—
Pro forma adjustment	$(3.2)	$(9.9)	$(1.9)

(1)           Reflects the estimated decrease to pension and post-retirement benefits expense resulting from the elimination of amortization of unrecognized actuarial losses and prior service costs.

(2)          Represents portion of estimated merger expenses that were expensed in our historical financial statements.

Note D.

Reflects pro forma reduction in interest income assuming that $386.7 of cash is used to fund the Transactions and also assuming higher cash interest payments under the pro forma debt structure. For purposes of this calculation, historical average interest rates over the appropriate pro forma periods were used, ranging from 4.0% to 4.25%.

Note E.

Reflects estimated interest expense resulting from our new debt structure upon consummation of the Transactions, computed using an assumed three-month LIBOR rate of 5.23%:

	Twelve Months Ended	Six Months Ended		Twelve Months Ended
	December 30, 2006	June 30, 2007	July 1, 2006	June 30, 2007
New Long-Term Debt(1)	$219.7	$109.8	$109.8	$219.7
Amortization of debt issuance costs(2)	19.6	5.1	9.8	14.9
Commitment fees(3)	5.9	3.5	2.8	6.6
Interest expense on new debt	245.2	118.4	122.4	241.2
Interest expense on retired debt	(67.0)	(31.8)	(31.8)	(67.0)
Pro forma adjustment to interest expense	$178.2	$86.6	$90.6	$174.2

(1)           Reflects an assumed blended interest rate of 9.06% on the New Long Term Debt.

(2)           Reflects non-cash interest expense related to $73.8 estimated capitalized debt issuance costs to be amortized over the terms of the related facilities.

(3)           Reflects estimated commitment fees on our new $500.0 revolving credit facility and our new $300.0 delayed drawn term loan. For purposes of this pro forma presentation we have assumed that these facilities remain undrawn during each of the periods presented. The assumed commitment fee on the new revolving credit facility was 0.5% and on the new delayed draw term loan was 1.0% for the first six months and 1.25% for the second six months and 1.50% for the third six months.

An increase of 0.125% in the assumed interest rates would have increased pro forma interest expense on new debt as follows:

	Twelve Months Ended	Six Months Ended		Twelve Months Ended
	December 30, 2006	June 30, 2007	July 1, 2006	June 30, 2007
Senior secured term loans	$2.1	$1.0	$1.0	$2.1
Senior cash-pay unsecured indebtedness	0.5	0.3	0.3	0.5
Senior toggle unsecured indebtedness	0.2	0.1	0.1	0.2
Senior subordinated unsecured indebtedness	0.2	0.1	0.1	0.2
	$3.0	$1.5	$1.5	$3.0

Note F.

Represents the estimated tax effect of the pro forma purchase accounting adjustments described above at estimated blended tax rates of 38.3% in the U.S. for 2006 and 2007 earnings, and 39.0% and 31.7% in foreign jurisdictions for 2006 and 2007 earnings, respectively. A pro forma tax benefit is recognized in 2006 and 2007 because we believe, based upon the weight of all current and available evidence including taxable income projections, that it is more likely than not that the tax benefit of these adjustments will be realized. The tax benefit from any net operating losses in future years may not be realizable. We will monitor the need for a valuation allowance in future periods.

The following table provides a reconciliation of net income to EBITDA:

	Fiscal Year Ended			Six Months Ended
	December 25, 2004	December 31, 2005	December 30, 2006	July 1, 2006	June 30, 2007	Pro Forma Twelve Months Ended June 30, 2007
	(dollars in millions)
Net Income	$153.9	$19.2	$14.9	$(3.3)	$33.5	$(72.5)
Add:
Interest Expense	49.6	52.8	72.1	34.3	30.8	242.8
Income Taxes	83.8	221.4	53.8	30.2	41.2	(49.2)
Interest and Investment Income	(13.8)	(20.1)	(31.3)	(15.5)	(18.7)	(10.3)
Depreciation and Amortization	124.3	125.8	130.6	66.3	67.4	186.5
EBITDA	$397.8	$399.1	$240.1	$112.0	$154.2	$297.3

                The following table reconciles EBITDA to Adjusted EBITDA:

		Unaudited Six Months Ended
	Year Ended December 30, 2006	July 1, 2006	June 30, 2007	Unaudited Pro Forma Twelve Months Ended June 30, 2007
	(dollars in millions)
EBITDA	$240.1	$112.0	$154.2	$297.3
Add:
Non-cash Stock Compensation(a)	8.1	2.0	4.3	10.4
Direct MoistureLoc Recall(b)	26.8	26.8	—	—
Brazilian Tax Reversal(c)	—	—	(19.3)	(19.3)
Brand Rebuilding Costs(d)	28.1	12.8	1.1	16.4
Merger-Related Fees(e)	—	—	6.5	—
Product Liability/Class Action Expenses(f)	12.0	2.1	13.9	23.8
Investigation & Enhanced Audit Fees(g)	26.9	14.0	4.1	17.0
Other Adjustments(h)	(3.5)	(1.8)	2.6	0.9
Adjusted EBITDA	$338.5	$167.9	$167.4	$346.5

(a)            Represents non-cash share-based compensation expense recognized under SFAS 123(R) and non-cash mark-to-market adjustments associated with our deferred compensation plans.

(b)            Represents charges associated with the MoistureLoc recall, including provisions for customer returns and other sales provisions, costs associated with returned product and the disposal and write-off of inventory, and costs associated with the notification of customers and consumers required in market withdrawal instances.

(c)            Represents the reversal of previously recorded tax penalty and interest assessment in Brazil, based on amnesty granted by the taxing authority.

(d)            Represents estimated incremental marketing, advertising and promotional expenses incurred in connection with our brand rebuilding efforts subsequent to the MoistureLoc recall.

(e)            Represents financial advisory and legal fees related to the Merger.

(f)            Represents legal fees associated with defense of product liability cases related to the MoistureLoc recall and shareholder lawsuits, as well as the cost of actual MoistureLoc claims settled. We expect these cash costs to continue to be incurred over the next several years. We cannot predict the exact amounts of these future cash costs.

(g)            Represents legal and professional fees related to accounting investigation and enhanced audit procedures.

(h)            Other adjustments include: (1) unfavorable 2006 lens care manufacturing variances due to lower capacity utilization attributable to down-turn in sales and production following the MoistureLoc recall; (2) elimination of lens care royalty income from a competitor which will expire in 2007; (3) reversal of a one-time benefit related to a change in revenue recognition practices for two Japanese distributors in 2006; (4) reversal of income received in 2006 under a life insurance policy on a former corporate officer; (5) reversal of severance expenses in 2006 related to contact lens manufacturing headcount reductions due to the implementation of process automation; (6) reversal of a charge to write-off prepaid royalties in 2006 related to the Retisert product; (7) reversal of non-cash losses and gains associated with the retirement of fixed assets; (8) reversal of severance charges related to management changes in Asia and the Americas region, and upon change in chief financial officer and (9) reversal of the impact of mark-to-market adjustments related to deferred compensation assets that are recorded in interest and investment income.

In accordance with General Instruction B.2 of Form 8-K, the information included or incorporated in Item 7.01 of this report is being furnished to the Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
4.1	Supplemental Indenture, No. 10, dated October 4, 2007, between Bausch & Lomb Incorporated and Citibank, N.A., as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH & LOMB INCORPORATED

Date: October 5, 2007	By:	/s/ EFRAIN RIVERA
	Name:	Efrain Rivera
	Title:	Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Supplemental Indenture, No. 10, dated October 4, 2007, between Bausch & Lomb Incorporated and Citibank, N.A., as trustee.